Exhibit (d)(19)(iii)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 3 TO THE INVESTMENT ADVISORY AGREEMENT

(Harris Oakmark International Portfolio)

This Amendment No. 3 to the Investment Advisory Agreement (the “Agreement”) dated August 4, 2017, by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and Harris Associates L.P. (the “Subadviser”) with respect to Harris Oakmark International Portfolio, a series of Brighthouse Funds Trust I, is entered into effective the 1st of July, 2021.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A is amended in whole to read as follows:

Percentage of average daily net assets:

Harris Oakmark International Portfolio	0.650% of the first $50M
0.600% of the next $50M
0.500% of the next $400M
0.475% of the next $500M
0.400% of the excess over $1B

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of September 9, 2021.

/s/ Kristi Slavin
Kristi Slavin
President, Brighthouse Investment Advisers, LLC

/s/ Christopher W. Keller
By: Christopher W. Keller
Harris Associates L.P.